Exhibit 10.8

MERIDIAN BIOSCIENCE, INC.

2021 OMNIBUS AWARD PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Summary of Nonqualified Stock Option Grant

Meridian Bioscience, Inc., an Ohio corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the Meridian Bioscience, Inc. 2021 Omnibus Award Plan, a copy of which is available on the Bank of America Merrill Lynch website at www.benefits.ml.com (the “Plan”) and this Nonqualified Stock Option Agreement (the “Agreement”), an option to purchase shares of the Common Stock of the Company (“Shares”) at an exercise price per Share as described below:

Name of Grantee:

Number of Underlying Shares:

Exercise Price Per Share:	$18.88

Grant Date:	November 4, 2021

Vesting Date(s):	25% November 4, 2022 75% pro-rata on a monthly basis beginning December 4, 2022 and ending November 4, 2025 (For a complete vesting schedule, see Appendix B attached)

Expiration Date:	November 4, 2031

Terms of Agreement

1.        Grant of Nonqualified Stock Option. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Grant Date, an option to purchase Shares of Common Stock of the Company at an exercise price per Share as set forth above (the “Option”). It is the intent of the Company and the Grantee that the Option will not qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended from time to time.

2.        Vesting of Option.

           (a)        Except as otherwise provided in this Agreement, the Option shall become exercisable according to the vesting schedule set forth above. Prior to the Vesting Date, no portion of the award is vested except as otherwise provided in Section 2.

           (b)        The Option shall vest in full prior to the Vesting Date(s) upon the occurrence of any of the following: (i) the Grantee dies while in the employ of the Company; (ii) the Grantee satisfies the requirements for Retirement, as defined in the Plan, including separation from employment with the Company; or (iii) the Grantee has a Disability, as defined in the Plan. The Option shall be exercisable for ninety days following the occurrence of the condition described in Section 2(b)(ii), unless the Grantee is required to file beneficial ownership reports under Section 16 of the Exchange Act, in which case the Option shall be exercisable for one year following the occurrence of the condition described in Section 2(b)(ii). The Option shall be exercisable for one year following the occurrence of the conditions described in Sections 2(b)(i) and 2(b)(iii).

           (c)        The Committee may, in its sole discretion, accelerate the time at which the Option becomes vested and non-forfeitable to a time other than the Vesting Date(s) as provided in Section 2(a) or to a time other than provided in Section (2)(b)(i), (ii), or (iii) on such terms and conditions as it deems appropriate in accordance with the terms and conditions of the Plan.

           (d)        The extent to which the Option may vest upon a Change in Control is described on Appendix A attached hereto.

3.        Forfeiture.

           (a)        Any portion of the Option that has not yet vested pursuant to Section 2 shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company other than as provided in Section 2 hereof.    In addition, in 2020 the Board adopted a compensation recoupment or “clawback” policy (the “Clawback Policy”) applicable to all Company officers subject to Section 16 of the Exchange Act.

4.        Exercise and Payment.

           (a)        The Option granted under this Agreement shall be exercisable on the Vesting Date(s) as provided on the first page under “Summary of Nonqualified Stock Option Grant” herein or earlier as provided in Section 2. The Option granted under this Agreement may not be exercised as to less than twenty-five (25) Shares at any time.

           (b)        The Option may be exercised for the number of Shares specified by Grantee’s delivery of instructions through and in accordance with the procedures established under the Merrill Lynch system maintained on behalf of the Company, accompanied by full payment in the manner and subject to the conditions set forth pursuant to the terms of the Plan for the number of Shares in respect of which it is exercised. The Grantee may pay the Exercise Price by means of a broker-assisted “cashless exercise” pursuant to which the Company or Merrill Lynch, as the case may be, is delivered a copy of irrevocable instructions to a stockbroker to sell Shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and/or the amount of any taxes described in Section 10 below (“Broker-Assisted Cashless Exercise”). Any fractional Share of Common Stock may be settled in cash in a Broker-Assisted Cashless Exercise.

           (c)        If any applicable law or regulation requires the Company to take any action with respect to the Shares specified in such notice, or if any action remains to be taken under the Articles of Incorporation or Code of Regulations of the Company to effect due issuance of the Shares, then the Company shall take such action and the day for delivery of such stock shall be extended for the period necessary to take such action.

5.        Transferability. The Option may not be transferred and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge, unless otherwise provided under the Plan. Any purported Transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Option.

6.        Voting and Other Rights. The Grantee will not have any rights of a shareholder of the Company with respect to the Option until the Option is exercised.

7.        Continuous Employment. Unless otherwise specified by the Plan, for purposes of this Agreement, the continuous employment of the Grantee with the Company shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of his employment among the Company or a leave of absence approved by the Committee.

8.        No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

9.        Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company unless required under the terms of such other plan, and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

10.        Taxes and Withholding. By his or her acceptance of this Agreement, the Grantee agrees to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company with respect to the issuance or disposition of the Shares subject to the Option. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Grantee. The Company may, in its discretion, hold the stock certificate or certificates to which the Grantee is entitled upon the exercise of the Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated. In addition, at any time that the Company becomes subject to a withholding obligation under applicable law with respect to the exercise of the Option (the “Tax Date”), except as set forth below, a holder of the Option may elect to satisfy, in whole or in part, the holder’s related personal tax liabilities (an “Election”) by (a) directing the Company to withhold from Shares issuable in the related exercise either a specified number of Shares or Shares having a specified value (in each case not in excess of the minimum required tax withholding amount, (b) tendering Shares previously issued pursuant to the exercise of an Award or other Shares owned by the holder, (c) executing a Broker-Assisted Cashless Exercise or (d) combining any or all of the foregoing Elections in any fashion. An Election shall be irrevocable. The withheld Shares and other Shares tendered in payment shall be valued at their Fair Market Value on the Tax Date. The Committee may disapprove of any Election, suspend or terminate the right to make Elections or provide that the right to make Elections shall not apply to particular Shares or exercises. The Committee may impose any additional conditions or restrictions on the right to make an Election as it shall deem appropriate, including any limitations necessary to comply with Section 16 of the Exchange Act.

11.        Adjustments. The number and kind of Shares deliverable pursuant to the Option are subject to adjustment as provided in Section 12 of the Plan.

12.        Compliance with Law. While the Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Shares that may be delivered pursuant hereto, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

13.        Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

14.        Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.        Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern except with respect to Section 2(a) of this Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Option.

16.        Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

17.        No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the acquisition or sale of the underlying securities. The Grantee is hereby advised to consult with the Grantee’s personal tax, legal or financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.

18.        Governing Law.

           (a)        The interpretation, performance, and enforcement of this Agreement, including tort claims, shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

           (b)        Any party bringing a legal action or proceeding against another party arising out of or relating to this Agreement may bring the legal action or proceeding only in the United States District Court for the Southern District of Ohio and any of the courts of the State of Ohio, in each case sitting in Cincinnati, Ohio.

           (c)        Each of the Company and the Grantee waives, to the fullest extent permitted by law, (i) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any court of the State of Ohio sitting in Cincinnati, Ohio or the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (ii) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

           (d)        Each of the Company and the Grantee submits to the exclusive jurisdiction (both personal and subject matter) of (i) the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio and its appellate courts, and (ii) any court of the State of Ohio sitting in Cincinnati, Ohio and its appellate courts, for the purposes of all legal actions and proceedings arising out of or related to this Agreement.

19.    Language. If the Grantee receives this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.    Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Grant Date.

MERIDIAN BIOSCIENCE, INC.

By:
Name: Bryan T. Baldasare
Title: Chief Financial Officer

You may accept the award online or by telephone in accordance with the procedures established by the Company and the Plan administrator. By accepting your award in accordance with these procedures, you acknowledge that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by you or are available for viewing on the Company’s intranet site or internet site at www.meridianbioscience.com, and consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact Julie Smith at (513) 272-5230 to request a paper copy of the Prospectus Information at no charge. You also represent that you are familiar with the terms and provisions of the Prospectus Information and hereby accept the award on the terms and conditions set forth herein and in the Plan. These terms and conditions constitute a legal contract that will bind both you and the Company as soon as you accept the award as described above.

APPENDIX A

Notwithstanding anything to the contrary in Section 2, in the event of a Change in Control, unless the successor company, or a parent of the successor company in the Change in Control agrees to assume, replace, or substitute the option granted hereunder (as of the consummation of such Change in Control) with an option on substantially identical terms, as determined by the Committee, if the Grantee’s employment with the Company or its Affiliates (or any successor thereto) is terminated within twenty-four(24) months following a Change in Control either (x) by the Company or its Affiliates (or any successor thereto) without Cause (as defined in the Plan) or (y) by the Grantee with Good Reason, the option granted hereunder shall become vested in its entirety and exercisable as of the date of such termination. As used herein, “Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in the Grantee’s authority, duties or responsibilities; (ii) a material diminution in the Grantee’s annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time; (iii) the Company fails to pay or provide any amount or benefit that the Company is obligated to pay or provide under this Agreement or any other employment, compensation, benefit or reimbursement plan, agreement or arrangement of the Company to which the Grantee is a party or in which the Grantee participates; (iv) the relocation of the Grantee’s principal place of employment to a location which increases the Grantee’s one-way commuting distance by more than 50 miles, or the Company’s requiring the Grantee to travel on business other than to an extent substantially consistent with the Grantee’s business travel obligations prior to the Change in Control; (v) a significant adverse change occurs, whether of a quantitative or qualitative nature, in the indemnification protection provided to the Grantee for acts and omissions arising out of his service on behalf of the Company or any other entity at the request of the Company; or (vi) the Company fails to obtain the assumption of this Agreement.

10538495.6

APPENDIX B

The complete vesting schedule is as follows:

Date	Percentage of Shares that will Vest
11/4/2022	25%
12/4/2022	2.0833%
1/4/2023	2.0833%
2/4/2023	2.0833%
3/4/2023	2.0833%
4/4/2023	2.0833%
5/4/2023	2.0833%
6/4/2023	2.0833%
7/4/2023	2.0833%
8/4/2023	2.0833%
9/4/2023	2.0833%
10/4/2023	2.0833%
11/4/2023	2.0833%
12/4/2023	2.0833%
1/4/2024	2.0833%
2/4/2024	2.0833%
3/4/2024	2.0833%
4/4/2024	2.0833%
5/4/2024	2.0833%
6/4/2024	2.0833%
7/4/2024	2.0833%
8/4/2024	2.0833%
9/4/2024	2.0833%
10/4/2024	2.0833%
11/4/2024	2.0833%
12/4/2024	2.0833%
1/4/2025	2.0833%
2/4/2025	2.0833%
3/4/2025	2.0833%
4/4/2025	2.0833%
5/4/2025	2.0833%
6/4/2025	2.0833%
7/4/2025	2.0833%
8/4/2025	2.0833%
9/4/2025	2.0833%
10/4/2025	2.0833%
11/4/2025	2.0845%